Exhibit 24(b)11


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Oppenheimer Money Market Fund, Inc.:

We consent to the use in this Registration Statement of Oppenheimer Money Market Fund Inc. of our report dated August 21, 1997 appearing in the Statement of Additional Information which is a part of such Registration Statement, and to the reference to our firm under the heading "Financial Highlights" appearing in the Prospectus which is also a part of such Registration Statement.


November 21, 1997                                /s/ KPMG Peat Marwick LLP
Denver, Colorado                                KPMG Peat Marwick LLP